Exhibit 99.1

HCP REIT DECLARES FOURTH QUARTER DIVIDEND;
BOARD APPROVES STRATEGIC BUSINESS PLAN TO SET COMPANY COURSE

HOUSTON, TX, December 21, 2006 - Hartman Commercial Properties REIT (HCP REIT), which manages 36 commercial properties in Texas, today announced that it has declared its fourth quarter dividend.  The dividend will be payable in three monthly payments of $0.05 per share on January 1, February 1, and March 1, 2007.

The company also reported that its Board of Trustees approved a five-year strategic business plan to set the company’s course.

James Mastandrea, chairman and interim CEO, said, “Declaring a payment of $0.15 per common share for the fourth quarter of 2006 shows that the company is stable and the dividend continues to be solid.”

“HCP REIT has substantially completed the internalization of management and leasing activities and is positioned for significant growth,” he said, “despite having suffered a year of declining property occupancies, increased expenses and high employee turnover under the stewardship of its independent manager, Hartman Management. In October, the Board removed Allen Hartman and Hartman Management as HCP REIT’s manager and advisor.

Mastandrea added, “The Board’s approval of a strategic business plan gives the company a road map for the next five years.  We will remain focused on being a value-added commercial property REIT that acquires and expands our ownership in C class office, retail, and warehouse properties.  We will look for properties that are under leased and/or under managed, in markets with potential upside, and add-value through our management and leasing expertise.”

He noted that the strategic plan plots the company’s growth through:
•	Investments of similar properties outside of Texas in cities with exceptional demographics to diversify market risk;
•	Strengthening the balance sheet by pruning assets that have little or no growth potential; and
•	Adding value to currently owned properties that have upside potential by making capital improvements.

“We intend to list HCP REIT on a stock exchange as soon as the strategic plan takes root, and the financial market place recognizes the intrinsic value of HCP REIT,” he concluded.

ABOUT HARTMAN COMMERCIAL PROPERTIES REIT (HCP REIT)
HCP REIT, Houston, is a “value added” public, non-traded REIT, which owns and manages 36 commercial properties in Texas.  Its mission is to create value by buying “C” and “B” class properties and/or underdeveloped properties and capitalizing on their potential through its internalized leasing, managing and developing expertise.  For more information go to or call us at (713) 827-9595.

Forward-Looking Statements
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

James C. Mastandrea
Chairman, CEO
HCP REIT
713-827-9595